Exhibit 10.3

Amendment No. 1 to Executive Retention Agreement

THIS AMENDMENT NO.1 TO EXECUTIVE RETENTION AGREEMENT (the “Amendment”) by and among VistaPrint USA, Incorporated, a Delaware corporation (the “Company”), VistaPrint Limited, a Bermuda corporation and sole shareholder of the Company (“VistaPrint Limited”), and Janet F. Holian (the “Employee”) is made as of March 31, 2008 (the “Effective Date”).

WHEREAS, the Company, VistaPrint Limited and the Employee are party to that certain Executive Retention Agreement dated as of December 1, 2004 (the “Retention Agreement”); and,

WHEREAS, the Board of Directors of VistaPrint Limited and the Board of Directors of VistaPrint USA, Incorporated has approved the amendment of the Retention Agreement and all other outstanding and future retention agreements of VistaPrint Limited and VistaPrint USA, Incorporated, in order to provide for greater transferability of the rights under such retention agreements to certain permitted transferees and to reflect certain developments with respect to Internal Revenue Code Section 409A, including the safe harbor provisions thereof; and

WHEREAS, the parties desire to amend the Retention Agreement as set forth herein.

NOW, THEREFORE, as an inducement for and in consideration of the Employee remaining in its employ, the Company and VistaPrint Limited agree with the Employee that the Retention Agreement be and hereby is amended as set forth herein.

1. All references in the Retention Agreement to options, restricted share units, restricted stock awards, or other equity awards of VistaPrint Limited (collectively, “Awards”), and all provisions related to such Awards and the benefits obtained by the Employee with respect to the treatment of such Awards, shall be deemed to apply equally to: (i) Awards held directly by the Employee and (ii) Awards transferred by the Employee to permitted transferees under the terms of such Awards, including, without limitation, Awards transferred by the Employee to any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the Employee and/or an immediate family member of the Employee; such that, without limiting the generality of the foregoing, all rights and benefits of and to the Employee arising from or relating to the treatment of such Awards under the terms of the Retention Agreement shall be deemed to apply equally to any such Awards transferred to and held by such permitted transferees, including, without limitation, all rights and benefits relating to the acceleration of vesting of Awards, the extension of the period for exercising Awards, and the payment to the Employee of a Gross-Up Payment to compensate the Employee for Excise Taxes owed by the Employee due to the Employee’s receipt of Contingent Compensation Payments resulting from a Change in Ownership or Control (all such capitalized terms having the meanings given such terms in the Retention Agreement).

2. The definition of “Good Reason” in the Retention Agreement shall be deleted in its entirety and replaced by the following definition, in order that the “good reason” termination right will fall within the safe harbor definition under Internal Revenue Code Section 409A regulations, such that the payment of lump-sum severance to the Employee upon termination without cause or termination for good reason will not be subject to a 6-month deferral period:

“Good Reason’ means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, within 30 days of the Notice of Termination (as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom. If the Company does not fully correct such event or circumstance during this 30-day period, the Notice of Termination for Good Reason given by the Executive shall become effective.

(a) a material diminution in the Executive’s authority, duties or responsibilities in effect as of the Effective Date;

(b) a material reduction in the Executive’s annual base salary as in effect on the Effective Date or as the same was or may be increased thereafter from time to time except to the extent that such reduction affects all executive officers of VistaPrint Limited and its subsidiaries to a comparable extent;

(c) a material change by the Company in the geographic location at which the Executive performs his principal duties for the Company; or

(d) any action or inaction by the Company that constitutes a material breach of this Agreement.”

3. Clause (a) of Section 6.1 (“Successors”) of the Retention Agreement shall be modified to add the word “material” directly in front of the word “breach.”

4 All other terms and conditions in the Retention Agreement, not amended above, will remain in effect. Alterations to this Amendment will not be valid unless agreed to in writing by the parties hereto.

5. This Amendment is governed by the internal laws of the Commonwealth of Massachusetts, without reference to conflicts of laws or choice of laws rules.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.

VISTAPRINT USA, INCORPORATED /s/ Robert S. Keane By: Robert S. Keane Title: President and CEO	VISTAPRINT LIMITED /s/ Janice Richardson-Trott By: Janice Richardson-Trott Title: Secretary

EMPLOYEE /s/ Janet F. Holian Janet F. Holian Address:

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